Highlands Bankshares, Inc. Reports Second Quarter 2017 Results
Strong Loan Growth and Mortgage Banking Revenue; Continued Improvement in Asset Quality and Capital Ratios; Announced Expansion into Triad Region of North Carolina; Earnings, Capital Ratios, and Profitability Ratios to Further Improve in Third Quarter Due to Payoff of High Cost Wholesale Funding

ABINGDON, Va., July 28, 2017 /PRNewswire/ -- Highlands Bankshares, Inc. (OTCQX: HLND) today reported earnings of $637,000 or $0.06 per diluted share, for the quarter ended June 30, 2017, compared to net income of $1.0 million, or $0.10 per diluted share, for the quarter ended March 31, 2017 and a net loss of $(674,000), or $(0.08) per diluted share, for the quarter ended June 30, 2016. The annualized return on assets and return on equity for the period were 0.42 percent and 4.68 percent, respectively. Second quarter results include pre-tax expense of $135,000 related to the disposition of assets and contracts, $124,000 for an auction of legacy bank owned properties, and approximately $75,000 in startup expenses related to the new Triad mortgage team that was announced in first quarter, net of incremental revenues.
For the six months ended June 30, 2017, the Company reported net income of $1.7 million, compared to a net loss of $(144,000) recorded during the same period of 2016. The annualized return on assets and return on equity for the period was 0.55 percent and 6.21 percent, respectively.
"I am pleased to report that Highlands had another strong quarter, and particularly the month of June, with improved credit metrics, positive earnings, and increased capital ratios." said Timothy K. Schools, President and Chief Executive Officer. "In eighteen months, our team’s hard work has resulted in past due loan and nonperforming asset metrics that are 60-80 percent lower, nearly $2 million of mid-year profits, and regulatory capital ratios that are 6-9 percent higher. This quarter we also saw loan production from our recent market executives, commercial bankers, and Triad mortgage hires begin to close in June, we hired Alan Pike – SouthTrust’s former Triad, North Carolina market executive who founded and led it to their highest performing market – to lead our entry into that market, we received a favorable judgment for the full recovery of a $540,000 charged-off loan that we hope to resolve by year end, and we strengthened our board of directors with the addition of three southeast business leaders."
“I am proud of the progress our company is making and our outlook for the remainder of the year is very positive. We have developed a focused, full relationship strategy for professionals and small to medium sized business and have developed a large pipeline. We have added very competitive merchant services and mortgage banking products and are in the process of introducing a similarly capable remote deposit capture product. We are prepaying $22.5 million of high cost FHLB borrowings which will increase recurring pre-tax earnings approximately $700,000 and further improve our profitability and capital ratios. Our $18 million of promotional HELOC balances begin to reprice with an expected lift of 325 basis points over the next twelve months – a potential of an additional $500,000 of recurring pre-tax income. We are actively working on strategies for our three largest nonperforming loans totaling $2.2 million and are optimistic we can resolve them by year end with minimal further loss. Lastly, with our loan portfolio materially improved, we are turning our full attention to Highlands' profitability which remains unsatisfactory. We have selected ten well-run peer banks in our geography whose return on assets is twice the level of the Company's and developed specific strategies that we feel will bring our performance in line with this group. We are going to keep improving and strive to be a valuable and responsible partner to our customers and shareholders.”

	Target	2Q 2017	1Q 2017	2Q 2016
Return on average assets (annualized)	1.25%	0.42%	0.37%	(0.44)%
Revenue growth	5.00	5.36	(4.10)	(4.86)
Net interest margin	3.75	3.42	3.46	3.73
Non-interest income to assets	1.00	1.08	0.83	0.67
Non-interest expense to assets	2.75	3.41	2.87	3.84
Efficiency ratio	55.00	84.14	74.94	100.57
Net charge-off to total loans	0.30	0.09	0.11	1.64
Revenue Growth
Second quarter 2017 total revenue (tax-equivalent net interest income plus non-interest income) increased $318,000 to $6.3 million from $5.9 million in the first quarter of 2017. Tax-equivalent net interest income was $4.6 million in the second quarter of 2017, a decline of $68,000 from $4.7 million in the first quarter of 2017. Second quarter 2017 non-interest income increased $386,000 to $1.7 million from $1.3 million in the first quarter of 2017.
Taxable-equivalent net interest income declined modestly in the first quarter due to a six basis point decline in the net interest margin and relatively flat average earning assets. While average and end of period earning assets were stable from the prior quarter, a positive shift occurred late in the quarter with $14.0 million of loan growth being funded with proceeds from lower yielding cash and securities. The net interest margin will benefit from the pending repayment of $22.5 million of FHLB advances. These advances had a weighted-average rate of 3.34 percent and will be repaid using available liquidity earning 1.25 percent or less. The net interest margin will also begin to benefit from the anticipated repricing of home equity lines of credit that were originated under a promotional rate of one percent during the past year.
The Company has placed a strong emphasis on adding and improving products and services that generate non-interest income. Over the past year, the level of non-interest income to assets has increased 61 percent from 0.67 percent to 1.08 percent. Key to the improvement has been the development of strengthened merchant service and mortgage banking capabilities. In second quarter 2017, mortgage banking revenue increased $500,000 from first quarter 2017 with a large contribution coming from the Triad mortgage team who joined the Company in second quarter.
Efficiency
Operating efficiency remains the immediate opportunity for the Company. The Company monitors efficiency using a number of metrics to include: assets per employee, non-interest expense to assets, and non-interest expense to total revenue (efficiency ratio). The Company has historically been more inefficient than industry peers in each of these metrics. Progress has been achieved over recent quarters but performance is below targeted levels.
Non-interest expense to assets was 3.4 percent in the second quarter of 2017, higher than the 2.9 percent recorded during the first quarter of 2017. The unfavorable increase during the second quarter resulted from incremental expenses related to the mortgage division, lower deferred loan origination costs and higher OREO losses. With well run banking institutions operating in a range of 2.50 to 2.75 percent, the Company has established a target of 2.75 percent or below. A sub component of this measure is assets per employee. Well run banking institutions operate in a range of $4 to $5 million of assets per employee. In second quarter 2017, the Company's assets per employee remained at $3.5 million, an improvement over historical levels.
The efficiency ratio is a measure of the revenue produced from both the Company's assets and human resources. In the second quarter of 2017, the efficiency ratio experienced a negative trend as the improvement in revenue was less than the increase in expense. With well run banking institutions operating in a range of 50 to 55 percent, the Company is focused on improving the ratio of expense relative to the revenue it produces. Three factors contribute to the remaining gap: non-staffing related expense relative to peers, the level of cash and our cash and securities investment yield relative to peers, and the investment in our mortgage company whereby our volume continues to ramp up.
Asset Quality
The Company continues to progress in establishing a strong credit culture and improving the risk profile of the bank. Tremendous focus has been placed on instituting accountability with customers to abide by their payment date, identifying and strengthening weak pass credits, resolving the bank's problem assets, and generating stronger credits with greater industry and geographic diversification. In concert with the improved credit metrics, the Company’s first ever external loan review was completed in second quarter which did not identify any unidentified major weaknesses or credits and complemented the underwriting of recently produced credits.

	2Q17	1Q17	4Q16	3Q16	2Q16	1Q16	4Q15
Past due loans to end of period loans	0.89%	1.14%	1.93%	2.17%	2.75%	3.35%	4.12%
Past due loans 30-89 days to end of period loans	0.24	0.29	0.42	0.81	1.18	1.13	1.93
Past due loans 90 plus days to end of period loans	0.65	0.84	1.51	1.36	1.57	2.22	2.19
Nonperforming assets to loans and OREO	1.32	1.50	1.64	2.14	2.71	3.43	3.47
Classified assets to tier 1 capital	33.00	34.00	40.00	41.00	46.00	53.00	57.00
Allowance for loan losses to nonperforming loans	152.15	136.96	120.76	90.13	79.44	61.36	59.79
Total past due loans as a percentage of end of period loans were 0.89 percent at June 30, 2017, a significant improvement from 4.12 percent at December 31, 2015. The reduced risk of the loan portfolio is demonstrated by past due loans 30 to 89 days past due as a percentage of end of period loans of 0.24 percent. As of June 30, 2017, loans greater than 90 days past due totaled $3.1 million of which three loans total $2.2 million. The Company is hopeful it will resolve the three loans in the third or fourth quarter of 2017 with minimal loss. Further, the Company received a court ordered judgement in the second quarter allowing for the full recovery of over $500,000 for a previously charged off loan. The recovery is anticipated to occur in third or fourth quarter and, depending on the risk migration of the remaining loan portfolio, will either increase the allowance for loan losses or be reversed into capital.
Nonperforming assets were $5.6 million or 1.3 percent of total loans and OREO at June 30, 2017, an improvement from $6.2 million and 1.5 percent at March 31, 2017. Fifty-nine percent of the Company's current nonperforming assets are related to the three legacy past due loans mentioned above and a single OREO property. The OREO property was a broker originated participation for the development of class A commercial office space which is complete and partially occupied. Unlike most OREO, this property is generating income that exceeds its carrying cost.

Provision for credit losses for the second quarter of 2017 was nominal as a result of the improving risk profile and a low level of net charge-offs, totaling $35,000, compared to $17,000 in the first quarter of 2017. On an annualized basis, net loan charge-offs during the second quarter were 0.09 percent, below the Company's established target of 0.30 percent. As of June 30, 2017, the allowance for loan losses equaled 1.11 percent of end of period total loans, compared to 1.16 percent at March 31, 2017.
Capital and Liquidity
As a result of reduced credit and non-interest expense, the Company’s positive earnings trends have resulted in improved capital ratios. At June 30, 2017, the regulatory capital ratios for the Company's subsidiary bank, Highlands Union Bank, were: tier 1 leverage ratio of 7.98 percent, tier 1 risk-based capital ratio of 12.12 percent, and total risk-based capital ratio of 13.29 percent. Each of these metrics have increased over the past year and are anticipated to increase over the remainder of 2017.

	2Q17	1Q17	4Q16	3Q16	2Q16	1Q16	4Q15
Tier 1 leverage ratio	7.98%	7.80%	7.59%	7.60%	7.55%	7.60%	7.33%
Tier 1 risk-based capital ratio	12.12	12.15	11.78	11.85	11.75	11.84	11.28
Total risk-based capital ratio	13.29	13.37	13.02	13.12	13.02	13.11	12.55
The Company's loan to deposit ratio was 84.6 percent and the loan to asset ratio was 68.1 percent at June 30, 2017. The Company maintained cash and investment securities totaling 23.1 percent of assets as of this date. Further, the Company's deposit mix is weighted heavily towards customer deposits which funded 80.5 percent of assets at June 30, 2017 of which 58.7 percent is represented by core deposits to include 23.1 percent in non-interest bearing deposits. Time deposits funded 21.9 percent of assets at June 30, 2017, but very few of these deposits are in accounts that have balances of more than $250,000, reflecting the granularity and strength of the company's funding.

About Highlands Bankshares, Inc.
Highlands provides a relationship-based and highly personal banking experience to small to mid-sized private businesses and professionals. Focused on providing value to each and every customer, Highlands delivers banking services through highly skilled employees, digital channels, as well as 16 offices located in North Carolina, Eastern Tennessee, and Southwest Virginia.

Cautions Concerning Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to financial and operational performance and certain plans, expectations, goals and projections. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, these statements are inherently subject to numerous assumptions, risks and uncertainties, and there can be no assurances that actual results, performance or achievements will not differ materially from those set forth or implied in the forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are based upon information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

	Quarter ended			Percent change compared to
	June 30, 2017	March 31, 2017	June 30, 2016	Prior quarter	Same quarter of prior year
INTEREST INCOME
Loans receivable and fees on loans	$5,002	$5,049	$5,276	(0.93)%	(5.19)%
Investment securities	572	582	482	(1.72)	18.67
Federal funds sold	74	50	23	48.00	221.74
Total interest income	5,648	5,681	5,781	(0.58)	(2.30)
INTEREST EXPENSE
Deposits	465	446	446	4.26	4.26
Other borrowed funds	601	585	591	2.74	1.69
Total interest expense	1,066	1,031	1,037	3.39	2.80
Net interest income	4,582	4,650	4,744	(1.46)	(3.41)
Provision for loan losses	35	17	1,089	105.88	(96.79)
Net interest income after provision for loan losses	4,547	4,633	3,655	(1.86)	24.40
NON-INTEREST INCOME
Mortgage banking income	726	226	—	221.24	—
Securities gains, net	—	—	12	—	(100.00)
Service charges on deposit accounts	395	397	468	(0.50)	(15.60)
Other service charges, commissions and fees	463	498	355	(7.03)	30.42
Other operating income	89	166	176	(46.39)	(49.43)
Total non-interest income	1,673	1,287	1,011	29.99	65.48
NON-INTEREST EXPENSE
Salaries and employee benefits	2,928	2,493	3,036	17.45	(3.56)
Occupancy and equipment expense	723	669	722	8.07	0.14
Other operating expense	1,438	1,267	1,403	13.50	2.49
OREO-related expenses	174	20	627	770.00	(72.25)
Total non-interest expense	5,263	4,449	5,788	18.30	(9.07)
Income (loss) before income taxes	957	1,471	(1,122)	(34.94)	NM
Income tax expense (credit)	320	439	(448)	(27.11)	NM
Net income (loss)	$637	$1,032	$(674)	(38.28)	NM
Net income (loss) per common share:
Basic	$0.08	$0.13	$(0.08)
Diluted	0.06	0.10	(0.08)

NM - variance calculation is not meaningful.

	Six months ended June 30,		Percent change
	2017	2016
INTEREST INCOME
Loans receivable and fees on loans	$10,051	$10,754	(6.5)%
Other investment income	61	112	(45.5)
Investment securities	1,154	914	26.3
Federal funds sold	124	49	153.1
Total interest income	11,329	11,717	(3.3)
INTEREST EXPENSE
Deposits	911	899	1.3
Other borrowed funds	1,186	1,183	0.3
Total interest expense	2,097	2,082	0.7
Net interest income	9,232	9,635	(4.2)
Provision for loan losses	52	1,313	(96.0)
Net interest income after provision for loan losses	9,180	8,322	10.3
NON-INTEREST INCOME
Mortgage banking income	952	—	—
Securities gains, net	—	47	(100.0)
Service charges on deposit accounts	792	866	(8.5)
Other service charges, commissions and fees	961	796	20.7
Other operating income	255	460	(44.6)
Total non-interest income	2,960	2,169	36.5
NON-INTEREST EXPENSE
Salaries and employee benefits	5,421	5,955	(9.0)
Occupancy and equipment expense	1,392	1,386	0.4
Other operating expense	2,705	2,705	—
OREO-related expenses	194	846	(77.1)
Total non-interest expense	9,712	10,892	(10.8)
Income (loss) before income taxes	2,428	(401)	NM
Income tax expense (credit)	759	(257)	NM
Net income (loss)	$1,669	$(144)	NM
Net income (loss) per common share:
Basic	0.20	(0.02)
Diluted	0.16	(0.02)

NM - variance calculation is not meaningful.

				Percent change since
	June 30, 2017	March 31, 2017	June 30, 2016	Prior quarter	Same quarter of prior year
ASSETS
Cash and due from banks	$18,890	$22,122	$15,464	(14.6)%	22.2%
Federal funds sold	25,823	34,066	12,795	(24.2)	101.8
Total cash and cash equivalents	44,713	56,188	28,259	(20.4)	58.2
Investment securities	98,444	102,769	105,343	(4.2)	(6.5)
Loans held for sale	5,912	3,063	1,637	93.0	261.1
Loans	420,230	409,111	416,940	2.7	0.8
Allowance for loan losses	(4,671)	(4,728)	(5,202)	(1.2)	(10.2)
Net loans	415,559	404,383	411,738	2.8	0.9
Premises and equipment, net	17,919	17,843	20,243	0.4	(11.5)
Real estate held for sale	1,430	1,662	—	(14.0)	—
Deferred tax assets	12,017	12,519	11,840	(4.0)	1.5
Interest receivable	1,501	1,845	1,676	(18.6)	(10.4)
Bank-owned life insurance	14,502	14,409	14,120	0.6	2.7
Other real estate owned	2,516	2,741	4,898	(8.2)	(48.6)
Other assets	2,380	2,114	2,588	12.6	(8.0)
Total assets	$616,893	$619,536	$602,342	(0.4)	2.4
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$144,945	$140,616	$121,933	3.1%	18.9%
Interest bearing	351,954	354,851	356,092	(0.8)	(1.2)
Total deposits	496,899	495,467	478,025	0.3	3.9
Other liabilities	1,368	1,477	1,017	(7.4)	34.5
Short-term borrowings	22,500	27,552	20,051	(18.3)	12.2
Long-term debt	40,172	40,133	47,673	0.1	(15.7)
Total liabilities	560,939	564,629	546,766	(0.7)	2.6
STOCKHOLDERS' EQUITY
Common stock	5,124	5,124	5,070	—	1.1
Preferred stock	4,184	4,184	4,184	—	—
Additional paid-in capital	19,002	18,946	18,891	0.3	0.6
Retained earnings	28,454	27,817	26,626	2.3	6.9
Accumulated other comprehensive income	(810)	(1,164)	805	(30.4)	(200.6)
Total stockholders' equity	55,954	54,907	55,576	1.9	0.7
Total liabilities and stockholders' equity	$616,893	$619,536	$602,342	(0.4)	2.4

Profitability Ratios, Asset Quality and Capital
	As of and for the quarter ended
	June 30, 2017	March 31, 2017	June 30, 2016
Profitability Ratios (current quarter, annualized)
Net interest margin	3.42%	3.48%	3.73%
Annualized return (loss) on average assets	0.42	0.68	(0.44)
Annualized return (loss) on average equity	4.68	7.59	(4.88)
Efficiency ratio	84.14	74.94	100.57

Asset Quality
Loans 90 days past due and still accruing	$—	$—	$—
Non-accrual loans	3,070	3,452	6,548
Total non-performing loans	3,070	3,452	6,548
OREO, net	2,516	2,741	4,898
Total non-performing assets	$5,586	$6,193	$11,446
Ratios:
Non-performing loans to loans and OREO	0.73%	0.84%	1.55%
Non-performing assets to loans and OREO	1.32	1.50	2.71
Non-performing assets to total assets	0.91	1.00	1.90
Allowance for loan losses to total loans	1.11	1.16	1.25
Allowance for loan losses to non-performing loans	152.15	136.96	79.44
Past-due loans to total loans	0.89	1.14	2.75
Annualized net charge-offs to period-end loans	0.09	0.11	0.85

Capital
Common shares outstanding	8,199	8,199	8,113
Preferred shares outstanding	2,092	2,092	2,092
Book value per share:
Common	$5.98	$5.85	$6.00
Combined common and preferred	5.44	5.34	5.45
Capital ratios (Bank only)
Tier 1 leverage ratio	7.98%	7.80%	7.55%
Tier 1 risk-based capital ratio	12.12	12.15	11.75
Total risk-based capital ratio	13.29	13.37	13.02
Tier 1 common equity ratio	12.12	12.15	11.75